Exhibit 99.1

WESTWOOD ONE, INC.
REPORTS RESULTS FOR
THE FIRST QUARTER 2010

New York, NY — May 17, 2010 – Westwood One, Inc. (NASDAQ: WWON), a leading independent provider of network radio content and traffic information to the radio, television and on-line sectors, today reported operating results for the first quarter ended March 31, 2010.

“In the first quarter of 2010, revenue increased by $6.9 million or 8.1%, from $85.9 million to $92.8 million, which was Westwood One’s first year-over-year quarterly revenue increase since 2005,” said Rod Sherwood, President. “Revenue increased in both of our businesses, with Network Radio up 8.6% and Metro Traffic up 7.5%, reflecting increased advertising spending both nationally and locally. In addition to reflecting the initial signs of growth in the economy, this increase is also a result of our strategic focus on meeting the needs of our advertising and affiliate customers, and investing in areas with the most potential for revenue growth.”

Westwood One’s earnings (on an Adjusted EBITDA basis) increased approximately $9.0 million, from a loss of $6.9 million in the first quarter of 2009 to an Adjusted EBITDA profit of $2.1 million in the first quarter of 2010. This increase is primarily the result of increased advertising revenue, and lower operating costs resulting from the Company’s cost reduction initiatives.

“The measures we took in 2009 positioned us to take advantage of a recovering economy with a re-structured balance sheet, a strengthened sales force, and strong programming to attract targeted audiences for our advertisers and affiliates,” said Sherwood. “We are beginning to see positive results from our actions, and early pacing for the second quarter is encouraging.”

In Network Radio, Westwood One’s leadership position in play-by-play sports programming provided many opportunities to effectively reach consumers and listeners. As the exclusive network radio partner of the NFL, Westwood One broadcast every game of the NFL playoffs, capping off the season with a Super Bowl broadcast which aired on a record-breaking 650 radio stations.

Westwood One’s first quarter sports line-up also included the 2010 NCAA Men’s Basketball Championship, leading up to, and including, the Final Four, which aired on a record-breaking 500 affiliate stations. In addition, Westwood One and the Masters Tournament renewed the longest-running national radio partnership in all of sports, maintaining Westwood One as the exclusive 2010 radio play-by-play provider from Augusta National Golf Club.

In another development, Westwood One announced an agreement with Harpo Radio to bring The Gayle King Show to terrestrial broadcast radio listeners nationwide in June 2010, as well as to launch a new nightly music program hosted by the acclaimed newscaster and television personality entitled Night & Gayle. In addition, Westwood One will also present a daily feature from Dr. Mehmet Oz, host of daytime television’s newest hit, The Dr. Oz Show.

Westwood One also introduced The Fab 30 Countdown with Perez Hilton in partnership with C-Student Entertainment. The four-hour weekend countdown show, broadcast live from Los Angeles, features hit music selected by celebrity blogger Perez Hilton, plus his unique take on entertainment stories, and celebrity interviews.

In Metro Traffic, the Company announced the acquisition of the Sigalert business from Jaytu Technologies, LLC, a leading regional provider of traffic information. Sigalert is a source for the most up-to-date, useful traffic information in Southern California, one of the most highly congested traffic areas in the country. In 2010, Westwood One’s Sigalert product will provide affiliate radio stations the best on-air, on-line and mobile traffic products, and will give Metro’s television affiliates a “three-screen” solution with a consistent look across their television, Web and mobile products.

Three Months Ended March 31, 2010

For the three months ended March 31, 2010, revenue increased $6.9 million or 8.1%, to $92.8 million compared with $85.9 million for the three months ended March 31, 2009. This increase in revenue for the first quarter was the first year-over-year quarterly increase since the second quarter of 2005.

For the first three months of 2010, Network revenue increased to $55.6 million from $51.2 million for the first three months of 2009, an increase of $4.4 million, or 8.6%. Network advertising sales, the largest component of Network revenue, increased by 10%. This resulted primarily from increased sports advertising revenue, including the 2010 Winter Olympics and the NCAA Men’s Basketball Championship and NFL games, as well as new programming for The Weather Channel.
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Metro Traffic revenue for the first three months of 2010 was $37.3 million, an increase of $2.6 million, or 7.5%, from $34.7 million for the first three months of 2009. The increase in Metro Traffic revenue was principally related to an increase in revenue from television and radio advertising, primarily in the automotive and quick service restaurant sectors.

The operating loss in the first quarter of 2010 was $6.6 million compared with an operating loss of $19.6 million in 2009, or a decrease in operating loss of $13.0 million. The decreased loss reflects the increase in revenue, lower operating costs, and lower restructuring and special charges. These were partially offset by higher depreciation and amortization expense of $2.4 million, primarily attributable to the increase in the fair value of amortizable intangibles that were recorded as a result of the April 2009 refinancing (“Refinancing”).

Adjusted EBITDA (1) for the first quarter of 2010 was $2.1 million compared with a loss of $6.9 million in 2009. The improvement was due to increased Network Radio, Metro television, and Metro Traffic radio revenue and lower operating costs resulting from our cost reduction programs, primarily enacted in late 2008 and 2009.

Interest expense in the first quarter of 2010 increased $2.1 million, or 64.8%, to $5.4 million from $3.3 million in the first quarter of 2009. This reflects the higher average interest rates on our outstanding debt, which resulted from the Refinancing, and increased interest expense related to capital leases incurred in connection with the December 2009 Culver City sale-leaseback transaction.

The Company’s tax benefit decreased $2.2 million to $5.2 million in 2010 compared to $7.4 million in 2009 due to a lower pre-tax loss in the first quarter of 2010 as compared to the first quarter of 2009, partially offset by a higher effective tax rate.

For the first quarter of 2010, net loss was $6.7 million, or $0.33 per diluted share, compared with a net loss in the first quarter of 2009 of $15.2 million, or $33.95 per diluted share. Per share amounts reflect the effect of the 200-for-1 reverse stock split of our common stock that occurred on August 3, 2009. First quarter 2009 average share amounts are significantly lower than first quarter 2010 as a result of the conversions of shares of preferred stock in July and August 2009.

Free cash flow (2) in the first quarter of 2010 increased to $2.7 million from $1.0 million in 2009, an increase of $1.7 million. This was due to the favorable change in net loss of $8.5 million, partially offset by changes in working capital of $5.8 million and higher capital expenditures of $1.0 million.

2010 Outlook

We remain cautiously optimistic about growth in advertising spending during 2010. Industry research sources are revising their earlier forecasts slightly upward, but local radio remains at relatively low levels of growth. Magna, a division of IPG’s Mediabrands, forecasts that local radio is expected to grow by 0.6%. Other industry sources forecast increases in local radio of 2%, and network radio of 6%.

Our strategies remain consistent with those stated at the end of 2009. While continuing revenue gains will likely improve our operating leverage, we will continue to make targeted investments in the business to enhance our competitive position in 2010 and beyond. That said, we will continue to evaluate our cost structure to maintain the appropriate levels of liquidity.

We will continue to invest in new programming, while also identifying, and investing in, opportunities for expanded content and distribution in Metro television and digital. We will maintain our focus on improving our infrastructure and we will continue to seek opportunities to complement our organic growth strategy with strategic partnerships and select business development activity like SigAlert.

About Westwood One

Westwood One, Inc. (NASDAQ: WWON) is one of the nation’s largest providers of network radio programming and one of the largest domestic outsourced providers of traffic information in the U.S. Westwood One serves approximately 5,000 radio and 170 television stations in the U.S. Westwood One provides over 150 news, sports, music, talk and entertainment programs, features and live events to numerous media partners. Through its Metro Traffic business, Westwood One provides traffic reporting and local news, sports and weather to approximately 2,200 radio and 170 television stations. Westwood One also provides digital and other cross-platform delivery of its Network and Metro Traffic content to over 700 radio, television and newspaper affiliates.

Footnotes to Press Release

1 Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net cash provided by (used in) operating activities, its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as net cash provided by (used in) operating activities adjusted to exclude the following: interest expense, income tax expense (benefit), restructuring charges, special charges, other non-operating income, amortization of deferred financing costs and changes in assets and liabilities including deferred tax assets and liabilities.

Adjusted EBITDA is used by the Company to calculate its compliance with its debt covenants under the terms of its senior notes and senior credit facility. The Company believes this measure is relevant and useful for investors because it allows investors to view performance in the same manner as the Company’s lenders (who also own approximately 22.5% of the Company’s equity as a result of the refinancing, excluding Gores).

Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, consolidated statements of operations and cash flow data prepared in accordance with GAAP. Adjusted EBITDA as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs. The Company uses Adjusted EBITDA as a liquidity measure, which is different from operating cash flow, the most directly comparable GAAP financial measure calculated and prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.

2 Free cash flow is a non-GAAP financial measure that is reconciled to net cash provided by (used in) operating activities, its most directly comparable GAAP measure, in the accompanying financial tables. Free cash flow is defined by the Company as net cash provided by (used in) operating activities, less capital expenditures. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the Company’s cash available to service debt and the Company’s ability to make strategic acquisitions and investments, maintain its capital assets and fund ongoing operations. As a result, free cash flow is a significant measure of the Company’s ability to generate long term value. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance or net cash provided by (used in) operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. In arriving at free cash flow, the Company adjusts net cash provided by (used in) operating activities to remove the impact of cash flow timing differences to arrive at a measure which the Company believes more accurately reflects funds available for discretionary use. Specifically, the Company adjusts net cash provided by (used in) operating activities (the most directly comparable GAAP financial measure) for capital expenditures, special charges, and deferred taxes, in addition to removing the impact of sources and or uses of cash resulting from changes in operating assets and liabilities. Accordingly, users of this financial information should consider the types of events and transactions which are not reflected.

Forward-Looking Statements

Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: continued declines in our operating income; the availability of additional financing; our future cash flow from operations and access to additional financing; our ability to achieve our financial forecast; a significant amount of indebtedness that contain various covenants, which could adversely affect our liquidity and future business operations and accelerate repayment; changes to our CBS arrangement; increased proliferation of free traffic content; maintenance of an effective system of internal controls; technological changes and innovations; failure to obtain or retain the rights in popular programming; acceptance of our content; consolidation in the radio broadcast industry; further impairment charges; Gores’ influence over our corporate actions; and changes in governmental regulations and policies and actions of federal and state regulatory bodies. Our key risks are described in our reports filed with the SEC, including our Annual Report on Form 10-K for the year ending December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. Except as otherwise stated in this news announcement, Westwood One, Inc. does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

Media Contact:
Chris Miller
Westwood One
212.641.2108
chris_miller@westwoodone.com

WESTWOOD ONE, INC
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except share and per share amounts)
(unaudited)

	Successor Company	Predecessor Company
	Three Months Ended	Three Months Ended
	March 31, 2010	March 31, 2009

Revenue	$92,842	$85,867

Operating costs	89,341	91,393
Depreciation and amortization	4,496	2,063
Corporate general and administrative expenses	3,019	2,766
Restructuring charges	743	3,440
Special charges	1,823	5,809

Total operating costs	99,422	105,471

Operating loss	(6,580)	(19,604)

Interest expense	5,376	3,263
Other expense (income)	1	(300)

Loss before income tax	(11,957)	(22,567)

Income tax benefit	(5,234)	(7,381)

Net loss	$(6,723)	$(15,186)

Net loss attributable to common stockholders	$(6,723)	$(16,650)

(Loss) earnings per share
Common Stock
Basic	$(0.33)	$(33.95)
Diluted	$(0.33)	$(33.95)

Class B stock
Basic		$—
Diluted		$—

Weighted average shares outstanding:
Common Stock
Basic	20,544	490
Diluted	20,544	490

Class B stock
Basic		1
Diluted		1

WESTWOOD ONE, INC
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	March 31, 2010	December 31, 2009
	(unaudited)	(audited)

ASSETS
Current assets:
Cash and cash equivalents	$6,794	$4,824
Accounts receivable, net of allowance for doubtful accounts	86,487	87,568
Income tax receivable	12,945	12,355
Prepaid and other assets	19,467	20,994

Total current assets	125,693	125,741

Property and equipment, net	35,446	36,265
Intangible assets, net	100,671	103,400
Goodwill	38,945	38,917
Other assets	3,276	2,995

TOTAL ASSETS	$304,031	$307,318

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$44,592	$40,164
Amounts payable to related parties	490	129
Deferred revenue	2,517	3,682
Accrued expenses and other liabilities	30,183	28,864
Current maturity of long-term debt	10,000	13,500

Total current liabilities	87,782	86,339

Long-term debt	126,967	122,262
Deferred tax liability	46,981	50,932
Due to Gores	10,984	11,165
Other liabilities	20,067	18,636

TOTAL LIABILITIES	292,781	289,334

Commitments and Contingencies

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value: authorized: 5,000,000 shares issued and outstanding: 20,544 (2010) and 20,544 (2009)	205	205
Class B stock, $.01 par value: authorized: 3,000 shares; issued and outstanding: 0	—	—
Additional paid-in capital	81,171	81,268
Net unrealized gain	197	111
Accumulated deficit	(70,323)	(63,600)

TOTAL STOCKHOLDERS’ EQUITY	11,250	17,984

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$304,031	$307,318

WESTWOOD ONE, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Successor Company	Predecessor Company
	Three Months Ended	Three Months Ended
	March 31, 2010	March 31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,723)	$(15,186)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,496	2,063
Deferred taxes	(5,107)	(6,698)
Non-cash stock compensation	1,059	1,352
Amortization of deferred financing costs	—	308
Net change in assets and liabilities	11,190	20,295

Net cash provided by operating activities	4,915	2,134

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(2,183)	(1,169)

Net cash used in investing activities	(2,183)	(1,169)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Revolving Credit Facility	3,000	—
Repayments of Senior Notes	(3,500)	—
Payments of capital lease obligations	(262)	(203)

Net cash used in financing activities	(762)	(203)

Net increase in cash and cash equivalents	1,970	762
Cash and cash equivalents at beginning of period	4,824	6,437

Cash and cash equivalents at end of period	$6,794	$7,199

WESTWOOD ONE, INC
ADJUSTED EBITDA RECONCILIATION
(In thousands)

	Three Months Ended
	March 31,
	2010	2009

Net cash provided by operating activities	$4,915	$2,134

Interest expense	5,376	3,263
Income tax benefit	(5,234)	(7,381)
Restructuring and special charges (a)	3,162	9,249
Other non-operating expense (income)	1	(300)
Deferred taxes	5,107	6,698
Amortization of deferred financing costs	—	(308)
Change in assets and liabilities	(11,190)	(20,295)

Adjusted EBITDA	$2,137	$(6,940)

(a)	Includes $596 of special charges classified as operating costs in the Statement of Operations for the three months ended March 31, 2010.

WESTWOOD ONE, INC
FREE CASH FLOW RECONCILIATION
(In thousands)

	Three Months Ended March 31,
	2010	2009

Net cash provided by operating activities	$4,915	$2,134
(Less) Capital expenditures	(2,183)	(1,169)

Free Cash Flow	$2,732	$965